UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ACORDA THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On October 11, 2022, Acorda Therapeutics, Inc. (the “Company”) began using a voice message and a video message, each recorded by Dr. Ron Cohen, the Company’s Chief Executive Officer, in proxy solicitation outreach to stockholders in connection with the Company’s Special Meeting of Stockholders to be held on November 4, 2022.

Below is a transcript of the voice message:

Hi, this is Dr. Ron Cohen, the CEO of Acorda Therapeutics. As an Acorda shareholder, you should have received a notice from us about a proxy vote. It is extremely important that you vote yes for the proposals by Acorda’s board.

In particular, the proposal for a reverse split of a court of shares to get our stock price above a dollar is critical to ensure that the company doesn’t become delisted from Nasdaq. That could put us in default to our debt holders, and the company may then have to declare bankruptcy. Note that in a reverse split you would hold the exact same percentage of Acorda stock with the same value as you did right before the split.

Call now to vote your shares at one 800 967-5051. That’s one 800 967-5051. If it’s after hours, leave a message and a representative will call you back tomorrow to take your vote. Thank you for your continued support of Acorda as we work to build the value of our company.

Below is a transcript of the video message:

Hi. I’m Dr. Ron Cohen, CEO of Acorda Therapeutics. As an Acorda shareholder, you should have received a proxy notice from us. It is extremely important that you vote for the proposals by Acorda’s board.

In particular, the proposal for a reverse split of Acorda’s shares get our stock price above a dollar is critical so that the company does not become delisted by Nasdaq. That could put us in default to our bondholders, and the company may then have to file for bankruptcy. Note that in a reverse split you would hold the exact same percentage of Acorda stock, and have the exact same value, that you had prior to the split.

Click here now or call the number below to vote your shares. If it’s after hours, leave a message and a representative will call you tomorrow to take your vote. Thank you for your continued support of Acorda and our work to build the value of our company.